Exhibit 4.1

GOPHER PROTOCOL INC.

STOCK OPTION AGREEMENT

This Stock Option Agreement (“Agreement”) is made and entered into as of the date set forth below, by and between GOPHER PROTOCOL INC., a Nevada corporation (the “Company”), and the following director of the Company (herein, the “Optionee”):

In consideration of the covenants herein set forth, the parties hereto agree as follows:

1. Option Information.

(a)	Date of Option:	May 17, 2018
(b)	Optionee:	_______________
(c)	Number of Shares:	_______________
(d)	Exercise Price:	$2.50 per share

2. Acknowledgements.

(a) Optionee is an employee and executive officer of the Company and the Company and the Optionee have entered into that certain Executive Retention Agreement on the date hereof (the “Retention Agreement”).

(b) The Board of Directors (the “Board”) has authorized the granting to Optionee of a stock option (“Option”) to purchase shares of common stock having a par value of $0.0001 per share of the Company (“Stock”) upon the terms and conditions hereinafter stated and pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) provided by Rule 701 and Section 4(a)(2) thereunder.

3. Shares; Price. The Company hereby grants to Optionee the right to purchase, upon and subject to the terms and conditions herein stated, the number of shares of Stock set forth in Section 1(c) above (the “Shares”) for cash, or pursuant to a Cashless Exercise (as defined below) at the price per Share set forth in Section 1(d) above (the “Exercise Price”).

4. Term of Option. This Option shall expire, and all rights hereunder to purchase the Shares, shall terminate five (5) years from the date hereof. Vesting under this Option shall earlier terminate pursuant to Sections 7 and 8 hereof upon, and as of the date of, the termination of Optionee’s employment if such termination occurs prior to the end of such five (5) year period, subject to the terms of any retention or other employment agreement, which may have been or may be entered into by the Company with the Optionee, which shall prevail in the event of any conflict with the provisions of this Agreement. Nothing contained herein shall confer upon Optionee the right to the continuation of his or her employment by or office with the Company or to interfere with the right of the Company to terminate such employment or to increase or decrease the compensation of Optionee from the rate in existence at the date hereof.

5. Intentionally Left Blank.

6. Exercise. This Option may be exercised during the Term of this Option by delivery to the Company of (a) written notice of exercise stating the number of Shares being purchased (in whole shares only) and such other information set forth on the form of Notice of Exercise attached hereto as Appendix A, (b) a check or cash in the amount of the Exercise Price of the Shares covered by the notice (or such other consideration as has been approved by the Board of Directors) and (c) a written investment representation as provided for in Section 13 hereof. Notwithstanding anything to the contrary contained in this Option, this Option may be exercised by presentation and surrender of this Option to the Company at its principal executive offices with a written notice of the holder’s intention to effect a cashless exercise, including a calculation of the number of shares of Common Stock to be issued upon such exercise in accordance with the terms hereof (a “Cashless Exercise”). In the event of a Cashless Exercise, in lieu of paying the Exercise Price in cash, the holder shall surrender this Option for that number of shares of Common Stock determined by multiplying the number of Shares to which it would otherwise be entitled by a fraction, the numerator of which shall be the difference between the then current Market Price per share of the Common Stock and the Exercise Price, and the denominator of which shall be the then current Market Price per share of Common Stock. Market Price is defined as the average closing price on the principal trading market for the Common Stock during the thirty (30) trading days immediately preceding the exercise date. This Option shall not be assignable or transferable, except by will or by the laws of descent and distribution.

7. Intentionally Left Blank.

8. Death of Optionee. If the Optionee shall die while in the employ of the Company, (a) vesting of the Shares pursuant to Section 5 shall immediately cease; and (b) Optionee’s personal representative or the person entitled to Optionee’s rights hereunder may at any time within six (6) months after the date of Optionee’s death, or during the remaining term of this Option, whichever is the lesser, exercise this Option and purchase Shares to the extent, but only to the extent, that Optionee could have exercised this Option as of the date of Optionee’s death; provided, in any case, that this Option may be so exercised only to the extent that this Option has not previously been exercised by Optionee.

9. No Rights as Shareholder. Optionee shall have no rights as a shareholder with respect to the Shares covered by any installment of this Option until the effective date of the issuance of shares following exercise of this to Option, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate or certificates are issued except as provided in Section 10 hereof.

10. Recapitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by this Option, and the Exercise Price thereof, shall be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a subdivision or consolidation of shares or the payment of a stock dividend.

11. Taxation upon Exercise of Option.

(a)	Optionee understands that, upon exercise of this Option, Optionee will become liable for Federal, state, local or foreign income taxes, based on the amount by which the fair market value of the Shares, determined as of the date of exercise, exceeds the Exercise Price.

(b)	If the Company, in its discretion, determines that it is obligated to withhold any taxes in connection with the exercise of the Option, the Optionee must make arrangements satisfactory to the Company to pay or provide for any applicable federal, state, local or foreign withholding obligations of the Company. The Optionee may satisfy any federal, state, local or foreign tax withholding obligation relating to the exercise of the Option by any of the means set forth in Section 6, or the Company has the right to withhold Taxes from any compensation payable to Optionee.

(c)	Notwithstanding any action the Company takes with respect to any or all taxes, the ultimate liability for all taxes is and remains the Optionee’s responsibility and the Company (a) makes no representation or undertakings regarding the calculation or treatment of any taxes in connection with the grant, vesting, or exercise of the Option or the subsequent sale of any Shares acquired on exercise; and (b) does not commit to structure the Option to reduce or eliminate the Optionee’s liability for any taxes.

12. Modification, Extension and Renewal of Options. The Board may modify, extend or renew this Option or accept the surrender thereof (to the extent not theretofore exercised) and authorize the granting of a new option in substitution therefore (to the extent not theretofore exercised). Notwithstanding the foregoing provisions of this Section 12, no modification shall, without the consent of the Optionee, alter to the Optionee’s detriment or impair any rights of Optionee hereunder.

13. Investment Intent; Restrictions on Transfer.

(a) Optionee represents and agrees that if Optionee exercises this Option in whole or in part, Optionee will in each case acquire the Shares upon such exercise for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof; and that upon such exercise of this Option in whole or in part, Optionee shall furnish to the Company a written statement to such effect, satisfactory to the Company in form and substance. If the Shares represented by this Option are registered under the Securities Act, either before or after the exercise of this Option in whole or in part, the Optionee shall be relieved of the foregoing investment representation and agreement and shall not be required to furnish the Company with the foregoing written statement.

(b) Optionee further represents that Optionee has had access to the financial statements or books and records of the Company, has had the opportunity to ask questions of the Company concerning its business, operations and financial condition, and to obtain additional information reasonably necessary to verify the accuracy of such information.

(c) Unless and until the Shares represented by this Option are registered under the Securities Act, all certificates representing the Shares and any certificates subsequently issued in substitution therefor and any certificate for any securities issued pursuant to any stock split, share reclassification, stock dividend or other similar capital event shall bear legends in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED OR OTHERWISE QUALIFIED UNDER THE SECURITIES ACT OF 1933 (THE ‘SECURITIES ACT’) OR UNDER THE APPLICABLE OR SECURITIES LAWS OF ANY STATE. NEITHER THESE SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE SECURITIES LAWS OF ANY STATE, UNLESS PURSUANT TO EXEMPTIONS THEREFROM.

and/or such other legend or legends as the Company and its counsel deem necessary or appropriate. Appropriate stop transfer instructions with respect to the Shares have been or may be placed with the Company’s transfer agent.

14. Notices. Any notice required to be given pursuant to this Option shall be in writing and shall be deemed to be delivered upon receipt or, in the case of notices by the Company, five (5) days after deposit in the U.S. mail, postage prepaid, addressed to Optionee at the address last provided by Optionee for use in Company records related to Optionee.

15. This Option has been granted, executed and delivered in the State of New York, and the interpretation and enforcement shall be governed by the laws thereof and subject to the exclusive jurisdiction of the courts therein.

In Witness Whereof, the parties hereto have executed this Option as of the date first above written.

COMPANY:	GOPHER PROTOCOL INC., a Nevada corporation

By:
Name: Title:

OPTIONEE:

Appendix A

NOTICE OF EXERCISE

GOPHER PROTOCOL INC.

_________________

_________________

_________________

Re: Stock Option

1)       Notice is hereby given pursuant to Section 6 of my Stock Option Agreement that I elect to purchase the number of shares set forth below at the exercise price set forth in my option agreement:

Stock Option Agreement dated: ______________

Number of shares being purchased: ____________

Exercise Price: $____________

A check in the amount of the aggregate price of the shares being purchased is attached.

OR

2)       I elect a cashless exercise pursuant to Section 6 of my Stock Option Agreement. The Market Price as of _______ was $_______.

I hereby confirm that such shares are being acquired by me for my own account for investment purposes, and not with a view to, or for resale in connection with, any distribution thereof. I will not sell or dispose of my Shares in violation of the Securities Act of 1933, as amended, or any applicable federal or state securities laws.

I understand that the certificate representing the Option Shares will bear a restrictive legend within the contemplation of the Securities Act and as required by such other state or federal law or regulation applicable to the issuance or delivery of the Option Shares.

By:
(signature)
Name: